Exhibit (p)(2)

SKYHAWK CAPITAL MANAGEMENT, LLC
CODE OF ETHICS

PART 1. GENERAL PRINCIPLES

        Skyhawk has a fiduciary duty to its clients and its personnel have an obligation to uphold this duty. Key elements of this duty include the following:

•	We have a duty at all times to place the interests of our clients first;
•	All personal securities transactions of Skyhawk personnel must be conducted in such a manner as to be consistent with this code of ethics and to avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility;
•	Our personnel should not take advantage of their positions in an inappropriate way;
•	Information concerning the identity of security holdings and financial circumstances of clients is confidential; and
•	It is paramount that we always maintain our independence in investment decision-making.

Clients are entitled to our undivided loyalty and effort. We must avoid even the appearance of impropriety.

        Skyhawk places the highest importance on the firm’s reputation and the principles of honesty, integrity and professionalism. Failure to comply with this Code of Ethics may result in disciplinary action, including termination of employment. By accepting employment with Skyhawk, employees agree to be bound by this Code.

        Skyhawk encourages private investment activities, but such activities must be carried out within the letter and spirit of this Code. Questions should be brought to the attention of the Chief Compliance Officer in advance of the execution of any trade.

        Supervised Persons must report any violations of this Code promptly to the Chief Compliance Officer.

        Skyhawk is required to provide a copy of this Code and any amendments to each of its Supervised Persons and such persons must provide an acknowledgment of their receipt of this Code and any amendments.

PART 2. SCOPE OF THE CODE

        2.1     Persons Covered by this Code. This Code applied to all employees and Managers of Skyhawk (“Supervised Persons”). Some rules in those Code apply only to “Access Persons.” An Access Person is any Supervised Person (i) who has access to nonpublic information regarding any client’s purchase or sale of securities or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All of Skyhawk’s Managers and officers are presumed to be Access Persons.

        2.2     Securities Covered by this Code.

        (a)     “Security” means any note, stock, treasury stock, bond, debenture, mutual fund share, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

        (b)     “Security” does not include direct obligations of the Government of the United States (including short-term debt securities that are government securities within the meaning of the Investment Company Act), bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, other high-quality short-term debt instruments, shares of registered open-end investment companies, and securities based upon a recognized market index; provided, however, for purposes of Section 4.1 and 4.2 hereof, “security” shall include open end investment companies whose investment adviser is Skyhawk Capital Management, LLC.

PART 3. STANDARDS OF BUSINESS CONDUCT

        3.1     Compliance with Laws and Regulations

        (a)     In addition to complying with this Code, Supervised Persons and Access Persons must comply with applicable federal and state securities law and regulations.

        (b)     Supervised persons are not permitted, in connection with the purchase or sale of a security held or to be acquired by a client to do anything which would defraud or mislead (including making statements that omit material information) clients or to engage in any manipulative practice (including price manipulation) with respect to a client or any securities.

        3.2     Conflicts of Interest

        (a)     As a fiduciary, the firm has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. Firm personnel should strive to avoid even the appearance of impropriety.

        (b)     The firm should never favor the interests of one client over another (e.g. larger accounts over smaller ones, accounts compensating with performance fees versus other accounts, accounts of employees or affiliated persons over accounts of other clients).

        (c)     No Supervised Person may recommend or attempt to cause any securities transactions by a client or participate in any investment decision without disclosing any interest which such person has in the securities.

        (d)     Supervised Persons should disclose to the Chief Compliance Officer any activity that might pose a conflict of interest even though that activity is not expressly prohibited under this Code.

        3.3     Insider Trading

        (a)     Firm personnel are prohibited by this Code from trading, either personally or on behalf of others, while in possession of material, nonpublic information (“inside information’) and from communicating material non-public information to others in violation of the law.

        (b)     Firm personnel who think they might have material, non-public information should: (1) report the information and proposed trade immediately to the Chief Compliance Officer, and (2) refrain from purchasing or selling the securities on behalf of themselves or others, including accounts managed by Adviser, until the Adviser has made a determination as to the need for trading restrictions; and (3) refrain from communicating the information inside or outside the Adviser, other than to the Chief Compliance Officer. After the Chief Compliance Officer has reviewed the issue, the Adviser will determine whether the information is material and non-public and, if so, whether any trading restrictions apply and what action, if any, the firm should take.

        (c)     “Inside information” is information that is both material and non-public that was (i) acquired in violation of a duty to keep the information confidential, or (ii) misappropriated. For example, if an officer of an issuer breaches his duty to the issuer and conveys information that should have been kept confidential, that information is “inside information,” even if one learns it third- or fourth-hand. In contrast, a conclusion drawn by a securities analyst from publicly available information is not inside information, even if the analyst’s conclusion is both material and non-public. Deciding whether information that is material and non-public is “inside” information is often difficult. For that reason, the Adviser’s policies are triggered if a person is aware of material, non-public information, whether or not the information is “inside” information that will result in a trading restriction.

        (d)     Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

        (e)     Material information often relates to a company’s results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s Heard on the Street column.

        (f)     Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

        (g)     Trading during a tender offer represents a particular concern in the law of insider trading. Each person covered by the Code should exercise particular caution any time they become aware of non-public information relating to a tender offer.

        (h)     One or more of the directors or trustees of the private accounts managed by the Adviser may be an officer, director or trustee of one or more public companies. Each person covered by the Code should avoid discussing with any such officer, director or trustee any non-public information about any such company. If a person covered by the Code becomes aware of material, non-public information regarding any such company, he or she should so advise the Chief Compliance Officer promptly.

        (i)     Access to files containing material, non-public information and computer files containing such information should be restricted, including by maintenance of such materials in locked cabinets, or through the use of passwords or other security devices for electronic data.

        (j)     No Access Person may purchase or sell, for the account of any Client of the Adviser:

(i) securities of any public company of which such Access Person is a director or trustee, except that the person who is the director or the trustee of the public company may purchase or sell, for his or her own account or for the account of any member of his or her immediate family that company’s securities with express prior approval of the Chief Compliance Officer; or

(ii) securities of any public company placed from time to time on the Adviser’s restricted list. From time to time, the Adviser may restrict trading in certain securities by persons covered by the Code when, in the opinion of the Adviser, trading in such securities may result in a conflict of interest, or the appearance of a conflict of interest. The Adviser will maintain a list of such restricted securities that will be updated as necessary.

        3.4    Personal Securities Transactions

        (a)    Brokerage Accounts. No Supervised Person may open or maintain a securities trading account, of any type, in which he or she has any direct or indirect interest unless the Chief Compliance Officer approves such account in advance. Any person maintaining any such account shall instruct the broker with which such account is maintained to send copies of confirmations of all personal securities transactions and copies of periodic statements with respect to such account directly to the Chief Compliance Officer.

        (b)    Initial Public Offerings or Limited Offerings.

(i) Unless approval is obtained from the Chief Compliance Officer, no Supervised Person may purchase, directly or indirectly, any security in which he has or because of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale, is the subject of an initial public offering or a limited offering.

(ii) In determining whether to grant permission for purchase in an IPO or limited offering, the Chief Compliance Officer shall consider, among other things, whether such offering should be reserved for a client of Skyhawk, and whether such transaction is being offered to the Access Person because of his or her position with Skyhawk. Any Access Person who has received such permission shall be required to disclose such an investment when participating in any subsequent consideration of such security for purchase or sale by clients of Skyhawk, and the decision to purchase or sell such security should be made by persons with no personal direct or indirect interest in the security.

(iii) Skyhawk will maintain records of the approval of, and rationale supporting, the acquisition of investments in IPO’s and Private Placements for at least five years after the end of the fiscal year in which the approval is granted.

        (c)    Conflicting Trades. No Supervised Person shall purchase or sell, directly or indirectly, any security in which he has, or because of such transaction acquires, any direct or indirect beneficial ownership, if the person knows at the time of purchase or sale that the security

(i) is being considered, or within five days preceding the proposed transaction has been considered, for purchase or sale by any client; or

(ii) is being purchased or sold by any client, or was purchased or sold by a client within the five days preceding such person’s transactions.

However, a Supervised Person or Access Person may participate as part of a “bunch” order with clients simultaneously purchasing or selling a security. Skyhawk must determine that, for each transaction, bundling is consistent with best execution and no client is favored.

        (d)    Principal Transactions. Neither Skyhawk nor any affiliate may effect a transaction as principal with a client.

        3.5    Gifts and Entertainment.

        (a)     No person covered by the Code may accept gifts or other things of more than a $100 aggregate value in a year from any person or entity that does business with or on behalf of the Adviser, or seeks to do business with or on behalf of the Adviser, except (a) in connection with a meeting that has a clear business purpose or some other clearly identifiable business function (including, for example, expenses in connection with a business conference or visits to companies as part of the process of securities analysis); (b) an occasional meal or ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose; or (c) gifts that are not solicited and are given as part of a personal relationship outside the business relationship.

        (b)     It is not the intent of the Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not include (i) an occasional meal or ticket to a theater, entertainment, or sporting event that is social in nature, provided that the meal, ticket or similar item was not solicited and provided further that such items are neither so frequent nor so extensive as to raise questions of propriety, or (ii) food items received by an individual but shared with the firm’s employees and consumed on the firm’s premises.

        (c)     Many of the organizations with which the Adviser does business have policies on the receipt of gifts that are as restrictive as this Code, or more restrictive. Therefore, no person covered by the Code may make gifts having a value of more than $100 in the aggregate in any year to any person or entity that does business with the Adviser without the prior approval of the Chief Compliance Officer, except gifts that are given as part of a personal relationship outside the business relationship and for which reimbursement from the Adviser will not be sought. The Adviser’s employees will generally not be reimbursed for gifts that have not received such prior approval.

        3.6     Confidentiality. Information concerning the identity of security holdings and financial circumstances of clients is confidential. Supervised persons must keep all information about clients (including former clients) in strict confidence, including the client’s identity (unless the client consents), the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the firm.

        3.7     Service on a Board of Directors. No Supervised Person shall serve as director of any publicly traded company without first obtaining approval of the Chief Compliance Officer. Any such approval shall be based on a determination by the Chief Compliance Officer that such board service will be consistent with the interests of the clients of Skyhawk, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. At the direction of the Chief Compliance Officer, in his sole discretion, such person may be required to resign from such directorship.

        3.8     Marketing and Promotional Activities. Supervised persons should always keep in mind that all oral and written statements, including those made to clients, prospective clients, their representatives, or the media, must be professional, accurate, balanced, and not misleading in any way.

        3.9     Waivers. The Chief Compliance Officer, in unusual circumstances and for good cause shown, may recommend to an ad hoc committee consisting of the Chief Compliance Officer plus one disinterested Manager of Skyhawk, the waiver of any of the prohibitions in this Code on conduct which does not violate any applicable law or regulation or the spirit or purpose of this Code . The ad hoc committee may waive such prohibition in such limited circumstances. A copy of the minutes of their deliberations shall be maintained with the records regarding enforcement of this Code of Ethics.

PART 4. COMPLIANCE PROCEDURES

        4.1     Holdings Report. Access Persons must report current securities holdings to the Chief Compliance Officer in accordance with this section.

        (a)     The current securities holdings report must contain the following information:

(i) The title and type of security, the exchange ticker symbol, and the number of shares of each security;

(ii) The name of the broker, dealer or bank with which the Access Person maintains any account in which the securities are held for the Access Person’s direct or indirect benefit; and

(iii) The date of submission of the report.

        (b)     A current holdings report must be submitted:

(i) not later than 10 days after the person becomes an Access Person and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person; and

(ii) within 31 days after the end of each calendar year (or, if earlier, on the anniversary date of the original submission) and the information must be current as of a date no more than 45 days prior to the date of submission.

        4.2     Transactions Report. Access Persons must report transactions in any security in which such person has, or because of such transaction acquires, any direct or indirect beneficial ownership in the security to the Chief Compliance Officer in accordance with this section.

        (a)     The Transactions Report must contain the following information:

(i) The date of the transaction, the title, the exchange ticker symbol, and the number of shares of each security;

(ii) The nature of the transaction (purchase, sale etc) (iii) The price of the security at which the transaction was effected; (iv) The name of the broker, dealer or bank through which the transaction was effected; and (v) The date of submission of the report.

        (b)     Transaction Reports must be submitted within 30 days after the end of each calendar quarter and shall cover all transactions during the quarter.

        4.3     Exceptions from Reporting. The reporting requirements of this Section shall not apply to:

        (a)     Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control; and

        (b)     Purchases or sales made automatically in accordance with a dividend reinvestment plans.

        (c)     A transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by Skyhawk so long as Skyhawk receives the confirmations or account statements no later than 30 days after the end of the applicable calendar quarter.

        4.4     Review of reports. The Chief Compliance Officer shall be responsible for a quarterly review which compares the reported personal securities transactions of employees with completed portfolio transactions of clients to determine whether a violation of this Code of Ethics may have occurred. The Chief Compliance Officer shall also review any initial and annual holdings reports. Skyhawk will maintain the names of the persons reviewing these reports.

        4.5     Not considered admission. Any report required under this Section may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

        4.6     Certification. At least annually, and more frequently if instructed by the Chief Compliance Officer, all Skyhawk personnel shall certify the accuracy of the inventory of their securities holdings and to their knowledge of and compliance with this Code of Ethics.

        4.7     Gift Log. Within 10 days of the date of the gift, all gifts given and received, other than those that are part of a personal relationship as described above, must be reported to the Chief Compliance Officer, who will enter them into the gift log. The following information should be included in the report (which may be made orally or by email): the date of the gift; the identity of the donor and the recipient; a description of the business relationship between the donor and the recipient, a description of the gift; the value of the gift (estimated, if an exact value is unknown); and the reason the gift was made. The receipt of food items shared with other members of the firm and consumed on the firm’s premises is not required to be reported.

        4.8     Reporting by Chief Compliance Officer. In any case where the Chief Compliance Officer is required to file any kind of report under this Code such report shall be filed as required herein except it shall be filed with the Board of Managers of the Company.

PART 5. SANCTIONS

        Any violations discovered by or reported to the Chief Compliance Officer shall be reviewed and investigated promptly, and reported to the Managers of Skyhawk. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the Chief Compliance Officer. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the Chief Chief Compliance Officer, the Board of Directors of Skyhawk may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to (i) a letter of censure; (ii) suspension or termination of the employment; (iii) reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and (iv) in serious cases, referral to law enforcement or regulatory authorities.

PART 6. DEFINITIONS

        6.1    “Chief Compliance Officer” and “Compliance Officer” means the person so designated by Skyhawk to act in that capacity.

        6.2     A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when that person seriously considers making such a recommendation.

        6.3     “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder interpreted in a manner consistent with Rule 16a-1(a)(2) under the Exchange Act.

        6.4     “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. There is a presumption of control on the part of any person who owns beneficially 25% of the voting securities of the company.

        6.5     “Initial Public Offering” means an offering of securities registered under the Securities Acto of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

        6.6     “Limited Offering” means an offering that is exempt from registration unhder the Securities Acto of 1933 pursuant to section 4(2) or section 4(6) of such act.

        6.7     “Manager”means any person serving as a Manager of Skyhawk under the limited liability company law of the state of Delaware (a Manager under LLC law has duties generally comparable to a director under corporate law).

        6.9     “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

        6.10     “Security held or to be acquired” by a client means any security (including any option on a security and any security that is convertible into or exchangeable for) which, within the most recent fifteen (15) days: ( i ) is or has been held by such client, or (ii) is being or has been considered by such client or Skyhawk for purchase by such client.

CERTIFICATION OF RECEIPT OF COPY OF CODE

        The undersigned Supervised Person or Access Person hereby certifies:

(1) that he or she has received a copy of this Code;

(2) that he or she has read and understands all provisions of the Code; and

(3) that he or she agrees to comply with the terms of the Code.

Signature of Supervised Person or Access Person:______________________________________________

Date of receipt:______________________________